                                                                   EXHIBIT 10.26

                            SABRE Extension Program

                 Associate Distribution and Services Agreement

This Agreement is made as of the date set forth below between The SABRE Group, Inc., a Delaware Corporation, having its principal place of business at 4255 Amon Carter Boulevard, Fort Worth, Texas 76155 ("TSG") and the provider of goods or services identified on the signature page of this Agreement ("Vendor")


                                   RECITALS

WHEREAS, TSG provides computerized reservations services with related data processing activities primarily marketed to SABRE Users.

WHEREAS, Vendor provides the services and/or products defined on the attached Schedule A ("Product"); and

WHEREAS, the parties desire to enter into a co-marketing agreement mutually beneficial to both parties, and provide for the optional sale or use of Vendor's Product through the SABRE System.

NOW THEREFORE, in consideration of the mutual covenants set forth below, the parties agree as follows:

1. DEFINITIONS. The following terms shall have the meanings indicated when used in this Agreement:

1.1 "AGREEMENT" shall mean this SABRE Extention Program Associate Distribution and Services Agreement.

1.2 "BOOKING" shall mean for each reservation, purchase or other transaction related to Vendor's Product that is created in or processed through the SABRE System, the quantity of items or units of service specified in such transaction, less cancellations.

1.3 "CANCELLATION" shall mean only those reservations, purchases or other transactions related to Vendor's Product that are canceled or processed through the SABRE System by a SABRE User.

1.4 "DRS" shall mean the Direct Reference System, which is a static display contained in the SABRE System which Vendor uses to communicate information to SABRE Users.

1.5 "GDS" shall mean a global distribution system (commonly referred to as a computerized reservation system [CRS]). A GDS collects, stores, processes, displays and distributes information through computer terminals concerning air and ground transportation, lodging and other travel related products and services offered by travel suppliers and which enables users to reserve or otherwise confirm the use of, or make inquiries or obtain information in relation to, such products and services, and/or issue documents for the acquisition or use of such products and services.

1.6 "GDS RULES" shall mean rules and regulations established by governmental entities for the operation of GDSs, including those in effect in the United States, Canada, and the European Community.

1.7 "SABRE DATABASE" shall mean the information stored, displayed and distributed through the SABRE system as maintained by TSG.

1.8 "SABRE EQUIPMENT" shall mean any computer hardware connected to the SABRE System, and furnished to Vendor by TSG.

1.9 "SABRE SYSTEM" shall mean TSG's GDS which has electronic facilities able to provide, store, communicate, distribute, process and document such information as is from time to time stored in the SABRE Database, including Internet hyperlinks to travel service content maintained by third parties.

1.10 "SABRE USER" shall mean any person or entity that utilizes any version of the SABRE System including versions marketed by licensees.

1.11 "TERRITORY" shall mean the assigned geographic region where the Vendor distributes the Product.

2.   EQUIPMENT

2.1 If Vendor is not on the date hereof a party to an agreement with either TSG or a suitable third party, pursuant to which it can receive data from and transmit data to the SABRE System, Vendor may enter into such agreement in order to enable it to receive the benefits of the SABRE System.

2.2 In that event, Vendor may enter into a separate agreement with TSG (the "Access Agreement").

2.3 TSG agrees that the SABRE Equipment and access to the SABRE System will be afforded Vendor at TSG's prevailinag rates and charges.

2.4 Vendor agrees that its use of the SABRE Equipment and its access to the SABRE System will be governed by the terms and conditions defined in the Access Agreement.

2.5 Notwithstanding anything to the contrary contained either in this Agreement or in the Access Agreement, should either TSG or Vendor terminate this Agreement for any reason, then the Access Agreement will be deemed to have been terminated simultaneously.

2.6 TSG shall provide to Vendor initial training and/or one set of training materials, required to operate the SABRE Equipment and maintain data provided by Vendor for its Product. Additional training at Vendor's request above and beyond TSG's normal and customary training, as determined by TSG in its sole discretion, will be charged to the Vendor at TSG's prevailing rate.

2.7 TSG shall provide Vendor with written copies of its procedures and changes thereto pertaining to the operation of
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the SABRE System, and Vendor shall fully comply with such procedures.

2.8 TSG shall maintain a help desk facility for the purpose of answering Vendor's questions regarding the operation of the SABRE System and data within the SABRE System.

3.   THE SABRE SYSTEM

3.1  The SABRE System shall among other things:

     3.1.1 provide both Vendor and SABRE Users with a display of descriptive data pertaining to Vendor and its products

     3.1.2 transmit upon request from a SABRE User, a list of Products together with price and other relevant data; and

     3.1.3 effect orders and cancellations of orders previously made, upon input by SABRE Users, and to transmit such orders or cancellations to Vendor.

3.2 TSG makes no representations or warranties as to the number or identity of the parties having access to the SABRE System. Vendor agrees that any SABRE User shall be entitled to use, reserve or purchase Vendor's travel services or products via the SABRE System. Vendor authorizes the release of all data input into the SABRE System to all SABRE Users for their information and use. Vendor acknowledges that TSG has, and shall continue to have the right, at any time, to contract with parties to constitute them as SABRE Users, to terminate agreements with SABRE Users, and to contract to provide the SABRE System to other parties, including competitors of Vendor.

3.3 TSG retains the right, in its sole discretion, to modify or alter the operation of the SABRE System at any time it deems such modification or alteration to be desirable, provided, however, that TSG shall use its reasonable efforts to give Vendor sixty (60) days prior written notice of such modifications or alterations, other than which are those corrective in nature, which would materially affect the services provided to Vendor under this Agreement. Any and all costs incurred by Vendor or any third party in connection with or as a result of such alterations or modifications shall be borne by Vendor or such other party as the case may be, provided that Vendor elects to participate in such alterations or modifications.

4.   CONFIDENTIALITY

4.1 Each Party acknowledges that material the other deems confidential or proprietary may come into its possession in connection with this Agreement, the disclosure of which to third parties will be damaging. Each party agrees, therefore, to hold such material in strict confidence and agrees that it will not disclose it to any third party or make use of it other than for the performance of this Agreement. Material shall be considered confidential or proprietary if it is not generally known regardless of whether such material is or may be copyrighted or characterized as trade secret. The obligations set forth herein shall not apply, however, to (i) information that is or becomes, through no fault of the receiving party, publicly available, (ii) information that is already or becomes known by the receiving party, (iii) information that is furnished to either party hereto by a third party without the breach of any obligation of confidentiality or the theft or misappropriation of any trade secret; (iv) information that is developed separately by the recipient without breach of this Agreement, as can be established through documentation; or (v) subject to Article 4.2, information required to be disclosed by law.

4.2 In the event confidential or proprietary information is validly subpoenaed or otherwise requested or demanded by any court of governmental authority, the party to which such subpoena, request, or demand is directed shall give the other party prompt notice prior to responding and shall exercise its best efforts, in cooperation with the other party, to quash or limit such subpoena, request, or demand. Upon the termination of this Agreement, each party shall promptly deliver to the other party any confidential or proprietary material or information provided by the other party pursuant to this Agreement. The terms of this paragraph shall survive the termination of this Agreement.

5.   RESPONSIBILITIES OF TSG

5.1 TSG will use its reasonable efforts to assist Vendor in promoting and marketing the Product. TSG, using such means as it determines in its sole discretion, will inform SABRE Users that may be affected or that may find the product useful of the availability of the Product from Vendor.

5.2  DRS via the SABRE System

     5.2.1 If Vendor desires, TSG shall enter the text of Vendor's DRS into the SABRE System, as provided by Vendor. TSG will not be required to verify the accuracy of the text of the DRS, as submitted by Vendor to TSG. However, TSG agrees to incorporate accurately the text of the DRS, as submitted by Vendor, into the SABRE System; provided however that TSG's sole liability for failure to incorporate Vendor's text accurately shall be to correct any inaccuracy as soon as reasonably possible after written notice from Vendor stating the necessary correction.

     5.2.2 Vendor acknowledges and agrees that TSG will not undertake to perform any verification of any sort of the text submitted to TSG by Vendor for input into the SABRE system and that TSG's function hereunder is solely to perform the services set forth within this Agreement. TSG makes not representation whatsoever to Vendor or any third party as to the accuracy of the text submitted by Vendor for input by TSG into the SABRE System.

     5.2.3 Notwithstanding section 5.2.2 above, TSG retains the right to review the text pertaining to the Product and Vendor agrees to provide TSG, on request, all data pertaining to the Product that supports the accuracy or veracity of the text regarding the Product. TSG may, in its sole discretion, after review of the data, approve or disapprove the input of such data into the SABRE System.

     5.2.4 TSG shall provide one free update to the DRS upon participation in the program. In addition, TSG will continue to provide one free update each annual renewal for the length of the contract. The charge for updates to Vendor's DRS in excess of the one free update every year shall be TSG's prevailing charge at the time of the update.

                                      -2-
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     5.2.5 TSG may, at any time, and in its sole discretion, require Vendor to remove any part of its DRS text that TSG believes is inappropriate for display to SABRE Users, in TSG's sole discretion. TSG reserves the right to limit the number of DRS pages available to Vendor.

     5.2.6 TSG makes no warranty or representation as to the number or identity of SABRE Users that will be informed of the Product via the DRS.

6.   RESPONSIBILITIES OF VENDOR

6.1 Vendor will not discriminate in any manner, whatsoever, against any SABRE User on account of the SABRE User's selection, possession, or use of the SABRE System.

6.2 Vendor agrees to guarantee to SABRE Users and clients of SABRE Users the accuracy of Vendor's policies, rates, and availability data as displayed in the SABRE System. Vendor will be responsible directly to SABRE Users and clients of SABRE Users for providing Vendor's services as displayed in the SABRE System. Vendor shall, on request, certify the accuracy of all data pertaining to it or its operations which have been supplied to TSG for input into the SABRE System or been otherwise distributed pursuant to or in connection with this Agreement.

6.3 Vendor will use its reasonable effort to provide through the SABRE System all rates which are offered by the Vendor. In no event shall Vendor make available rates through any other GDS that are not made available through the SABRE System.

6.4 Vendor agrees to return confirmation to, or respond to all requests received from, the SABRE User within 24 hours or next day of business from the time of such request.

6.5 Vendor agrees to pay TSG as per the terms identified on the attached Schedule A.

6.6 Vendor agrees to provide customer support services as outlined on the attached Schedule A.

6.7 Vendor shall maintain complete and accurate records of its sales of the Product to SABRE Users. Vendor will make available to TSG monthly reports of the sales of the Product to SABRE Users. During the term of this Agreement and for one year following its termination for any reason, at TSG's request, Vendor will make available to TSG or its designated representative, Vendor's books and records such that TSG or its designated representative may conduct an audit, at TSG's own expense, to determine that it has received all fees to which it is entitled. Any adjustments necessary as a result of the audit will occur within fifteen (15) days after notice has been given of the necessity for an adjustment.

6.8 The Vendor shall be responsible for the contents of all text given to TSG for input into the SABRE System, and shall prepare and maintain the text in accordance with TSG's guidelines for data format, layout and organization. Failure to comply with these guidelines may result in the immediate removal, without prior notice, of the text from the SABRE System.

6.9 The Vendor shall ensure that the content of the information and the description and offering of the Product therein shall be in compliance with all local, state/province and federal laws.

6.10 The rights and benefits hereunder shall not extend to any product or service not listed on the attached Schedule A hereto unless Vendor has obtained the prior written consent of TSG.

6.11 TSG retains the right to change the Vendor's two letter and/or three letter Code assigned to Vendor due to operational necessities. Vendor agrees that TSG shall not be liable to Vendor for any costs or expenses incurred by Vendor as a result of the change in such codes.

7.   PROMOTION

7.1 The promotion of the Product(s) to the SABRE Users is solely the responsibility of the Vendor.

7.2 At its own cost and expense, Vendor may communicate with the SABRE Users in such manner as it deems appropriate to draw attention to the availability of the Product(s).

7.3 Vendor shall obtain prior approval from TSG with respect to any promotional communications that use any of TSG's registered servicemarks or trademarks or that undertake to instruct the SABRE Users on the use of the SABRE System. Similarly, TSG shall obtain the prior approval from Vendor to use any of the Vendor's registered servicemarks or trademarks in any promotional communications undertaken by TSG. Such approval shall not be unreasonably withheld or delayed by either party.

7.4 Failure to obtain prior approval pursuant to Article 7.3 from TSG shall result in a $5,000.00 USD fee payable by Vendor to TSG within fifteen (15) days of receipt of notification for each occurrence.

7.5 In the event that the Vendor shall publish any promotional announcement and literature generally describing GDS services, such general announcements and literature shall include references to the SABRE System, and Vendor shall at all times comply with Article 7.3 herein.

8.   TERM

Except as otherwise stated herein, the initial terms of this Agreement shall be for two (2) years, commencing on the execution of this Agreement ("Initial Term"). This Agreement shall automatically renew for successive one (1) year periods unless otherwise terminated pursuant to the terms of this Agreement. Notwithstanding the above, if Vendor's Product as defined in the attached Schedule A is not fully functional and available for use by SABRE Users within four (4) months of the start of the Initial Term, TSG may at its sole option terminate this Agreement by giving Vendor thirty (30) days advance notice at any time prior to the end of the sixth (6th) month of this Agreement.

9.   PAYMENT

9.1 Vendor shall pay TSG the following fees and charges without any right to set-off or deduction except as specifically provided herein.

     9.1.1 Deposit Fee. The sum of $1,000.00 USD or 25% of the annual minimum fee, whichever is greater, payable by way of a certified check accompanying this
                                      -3-
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     Agreement, which fee shall be held by TSG. JSG may, at its option, apply any portion of all of this fee towards any balance due TSG by Vendor for fees as set forth herein or for SABRE Equipment monthly lease fees. This deposit does not eliminate Vendor's payment obligation as set forth herein. TSG agrees to return the deposit, or balance, if any, without interest, to Vendor upon termination of this Agreement provided that Vendor's payments and monthly SABRE Equipment fees have been current for the duration of this Agreement.

     9.1.2 Implementation Fee. Vendor agrees to pay to TSG a non-refundable fee of $300.00 USD. This fee shall be paid upon execution of this Agreement by way of a certified check.

     9.1.3 Product Specific Fees. Vendor shall pay to TSG a Product Specific Fee as defined on the attached Schedule A.

9.2 TSG may increase the Product Specific Fee at any time after the initial Term of this Agreement. Such increases will be effective upon thirty (30) days' written notice to Vendor and will not exceed fifteen percent (15%) in any twelve
(12) month period.

9.3 Vendor shall remit to TSG payments required pursuant to this Agreement on a monthly basis within thirty (30) days after receipt of invoice. Any disputes arising from such invoice shall not delay payment as described hereto. Time being of the essence, such payments should be forwarded directly to:

                             The SABRE Group, Inc.
                             Associate Receivables
                                   Box 845249
                           Dallas, Texas  75248-5249

9.4 All fees not paid when due shall accrue interest at the rate of ten percent (10%) per annum or the higher amount permitted by law, whichever is less, commencing on the 31st day after Vendor's receipt of invoice.

9.5 Upon termination of this Agreement for any reason whatsoever, all unpaid charges owed by Vendor shall become immediately due and payable, and Vendor shall forthwith remit payment thereof with no right to set off or deduction whatsoever.

10.  NOTICES

Any notices or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given when delivered personally, when received via messenger or by express delivery service, or when deposited in a regularly maintained receptacle for the United States Postal Service, postage prepaid, and addressed as follows or as the parties may from time to time designate in writing.


If to TSG:

The SABRE Group, Inc.
SABRE Travel Information Network
P. O. Box 619615 MD 3531
DFW Airport, TX  75261-9615
USA
Facsimile:  817-963-4200
Delivery:  4200 American Boulevard
  Fort Worth, Texas  76155
  USA
Attn: Manager/SABRE Extension Program



If to Vendor:



Orbit Network Inc.
10 Commercial Blvd.
Novato, CA  94949
USA
Facsimile:  415-883-1102
Delivery Same
Attn:  Mr. Bill Guerin



11.  TAXES

Vendor shall pay all taxes (including without limitation, sales, use and personal property taxes) fees, licenses, and assessments imposed by any federal, state, or local authority and required to be paid by either TSG or Vendor as a result of the services or products to be provided pursuant to this Agreement except for taxes based upon or measured by TSG's net income.

12.  INDEMNITY

Vendor agrees to defend, indemnify, and hold TSG harmless against all liabilities, damages, losses, claims, fines, penalties, and judgments, including all costs and expenses incidental thereto which may be charged to or recoverable from TSG by reason of any loss, damage, or injury, directly or indirectly, arising out of or in connection with the Product or Vendor's failure to perform its obligations pursuant to this Agreement. In the event of Vendor's failure to defend under this provision, TSG may, at its own option, defend as it sees fit in either Vendor's or TSG's name as appropriate, and TSG may settle any claim or take any such action as may be necessary or advisable and any judgment, fines, costs, interests, bond, or other expense shall be payable by Vendor. The settlement sum and reasonable attorneys' fees shall be added to the amount owing TSG and shall be payable by Vendor on TSG's demand. This provision shall survive the termination of this Agreement.

13.  PATENT INFRINGEMENT CLAIMS

13.1 Each party ("Indemnitor") will defend, at its own expense, any action brought against the other party ("Indemnitee") to the extent that it is based on a claim that the Indemnitor's system or associated hardware or software provided to Indemnitee by Indemnitor infringes a patent, trademark, or copyright of the United States only, and Indemnitor will pay those costs and damages finally awarded against Indemnitee in any such action that are attributable to any such claim, provided, however, such defense and payment are conditioned on all of the following:

     13.1.1 that Indemnitor will be notified promptly in writing by Indemnitee of any notice of such claim;

     13.1.2 that Indemnitor will have control of the defense in any action on such claim and all negotiations for its settlement or compromise;

     13.1.3 that no un-authorized changes of any kind whatsoever have been made to the Indemnitor's system or associated hardware or software; and

     13.1.4 should the Indemnitor's system or associated hardware or software become or, in Indemnitor's opinion, be likely to become the subject of a claim of infringement of a United States patent, Indemnitee permits Indemnitor to replace or modify the same so that it becomes non-infringing or make other arrangements, as Indemnitor deems fit in its sole discretion, to allow for continued use of the Indemnitor's system or associated hardware or software.

14.  FAILURE OR DELAY OF SERVICE

Except for Vendor's obligations to make payments hereunder, neither party shall be deemed in default under this Agreement as a result of a failure to perform its obligations under this Agreement if such failure is caused by acts of God, war, or the public enemy, strike, labor stoppage, fire, flood, weather, mechanical difficulty, power shortage, or any other cause beyond the reasonable control of that party. The party unable to perform for such reason shall notify the other party without delay.

15.  DISCLAIMER

15.1 TSG DISCLAIMS AND VENDOR HEREBY WAIVES ALL WARRANTIES EXPRESSED OR
IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR INTENDED USE FOR A PARTICULAR PURPOSE OF ANY EQUIPMENT, DATA, OR SERVICES FURNISHED HEREUNDER OR ANY LIABILITY IN CONTRACT, TORT, OR STRICT LIABILITY (EXCEPT FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) WITH RESPECT TO THE EQUIPMENT, DATA OR SERVICES FURNISHED HEREUNDER. TSG'S LIABILITY HEREUNDER FOR BREACH OF CONTRACT, TORT, OR UNDER ANY THEORY WHATSOEVER SHALL BE LIMITED TO THE COMPENSATION TSG HAS RECEIVED PURSUANT TO THIS AGREEMENT DURING THE THREE YEARS IMMEDIATELY PRECEDING THE EVENT OR CIRCUMSTANCES GIVING RISE TO TSG'S LIABILITY.

15.2 VENDOR AGREES THAT TSG SHALL NOT BE LIABLE TO IT FOR ANY SPECIAL, EXEMPLARY, INDIRECT, OR CONSEQUENTIAL DAMAGES UNDER ANY CIRCUMSTANCES WHETHER IN CONTRACT, TORT, OR UNDER ANY OTHER THEORY OF RECOVERY.

16.  TITLE

Title and full and complete ownership to all TSG-owned or developed software used in the performance of this Agreement shall remain with TSG. Vendor acknowledges and agrees that the SABRE System is TSG's proprietary information and trade secret, whether or not any portion thereof is or may be validly copyrighted or patented. Any manuals or other documentation in any form and any and all copies thereof, and any and all parts or abstracts thereof, are for the exclusive use of TSG, and are subject to the confidentiality provisions set out herein.

17.  ASSIGNMENT

Neither party shall transfer or assign this Agreement, or any right or obligation under it, by operation of law or otherwise, without the prior written consent of the other party, except that TSG may assign this Agreement to any affiliate or to any other entity which succeeds to all or part ownership or operation of the SABRE System without such consent.

18.  EXCLUSIVITY AND RIGHTS REGARDING OTHER PRODUCTS

18.1 This is a non-exclusive Agreement and similar Agreements may be entered into by TSG or Vendor with any other party.

18.2 Vendor agrees that during the term of this Agreement it will not enter into a co-marketing agreement for the Product with any other GDS that is more favorable to the GDS than that offered to TSG. In the event Vendor enters into such co-marketing agreement with another GDS on more favorable terms, Vendor will immediately make available to TSG such more favorable terms, effective as of the date of the agreement with the other GDS.

19.  TERMINATION

19.1 Either party shall be entitled to terminate this Agreement immediately upon any of the following events:

     19.1.1 In the event the other party becomes insolvent; makes any assignment for the benefit of creditors; calls a meeting of creditors; offers a composition or extension to creditors, suspends payment; consents to or suffers the appointment of a receiver, a trustee, a committee of creditors, or a liquidation agent; files or has filed against a petition in bankruptcy seeking reorganization, arrangement, or readjustment of its debts or its dissolution, or liquidation, or requests any other relief under any bankruptcy or insolvency law; or

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     19.1.2 In the event the other party has entered against it any judgment or decree for its dissolution which remains undismissed or undischarged or unbonded for a period of thirty (30) days; or

     19.1.3 The other party fails to make any payment required by this Agreement when due and fails to cure such breach within fifteen (15) days after receipt of written notice thereof from TSG; or

     19.1.4 Either party breaches any term of this Agreement, which breach continues uncured for fifteen (15) days after receipt of written notice thereof from the other party.

19.2 If any portion of this Agreement is declared or found to be illegal, unlawful, unenforceable or void under any statute, regulation, or executive order of the federal government or any state or local authority, both parties shall be relieved of all obligations arising out of such provision; but, if capable of performance, the remainder of this Agreement will not be affected.

19.3 TSG and Vendor each shall have the right to terminate this Agreement at any time with or without cause after the initial Term of this Agreement upon not less than thirty (30) days written notification, and the parties shall have no further obligations hereunder except as stated in Articles 4, 12, 13, 15 and 16 herein and as otherwise provided herein.

19.4 Notwithstanding any other provision herein, upon termination for any reason whatsoever of this Agreement, Vendor shall remain liable for the payment of any fees then payable or that become payable in the future pursuant to
Article 9 herein for the Product that is sold prior to the termination of this Agreement, regardless of whether or not the fee for such Product is collected prior to the termination of this Agreement, and Vendor shall be liable for a pro rata share of any Minimum Payment due pursuant to Article 9 herein.

19.5 Either party breaches any term of this Agreement, which breach continues uncured for fifteen (15) days after receipt of written notice thereof from the other party.

20.  INDEPENDENT CONTRACTORS

20.1 TSG and Vendor acknowledge that each party is an independent contractor. Nothing in this Agreement is intended nor shall be construed to create an agency, partnership, or joint venture relationship between the two parties.

20.2 TSG shall have the right to market the Product as one provided by a third-party company, and TSG may include such disclaimers as it deems necessary, in its sole discretion, including without limitation, the following:

"This product is provided by a third-party company, and is intended to enhance the services you offer your clients. Support and service of the product is the sole responsibility of the third-party company. TSG makes no representations or warranties, expressed or implied, about such product."

21.  GOVERNING LAW

This Agreement and any disputes arising hereunder shall be governed by the laws of the United States and the State of Texas without regard to its conflict of laws rules. Each party hereby consents to the non-exclusive jurisdiction of the courts of the State of Texas and the United States District Court for the Northern District of Texas in any dispute arising out of this Agreement. The United Nations Convention on the International Sales of Goods is specifically excluded from this Agreement.

22.  WAIVER

No waiver of any breach of any provision of this Agreement by either party shall constitute a waiver of any subsequent breach of the same or any other provision hereof and no waiver shall be effective unless made in writing.

23.  GDS RULES

In the event the terms of this Agreement become inconsistent with any applicable GDS Rules, at TSG's option, this Agreement shall either, (i) terminate upon written notice from TSG, or (ii) be modified to be consistent with the GDS Rules, provided that such modification does not materially diminish Vendor's rights hereunder.

24.  ATTORNEYS FEES

In the event that any legal proceeding at law or in equity arises hereunder or in connection herewith (including any appellate proceedings or bankruptcy proceedings), the prevailing party shall be awarded costs, reasonable expert witness fees, and reasonable attorneys' fees incurred in connection with such legal proceedings.

25.  HEADINGS

The headings to this Agreement are for convenience only and shall not affect the meaning or constructions of any paragraphs.

26.  ENTIRE AGREEMENT

This Agreement is the entire Agreement of the parties and shall supersede any previously executed Agreements or oral understandings between the parties which relate to the subject matter of this Agreement. This Agreement may not be amended or modified except in writing and signed by the parties.

NOW, THEREFORE, in consideration of the foregoing, both parties agree to the terms and conditions of this Agreement on the date set forth below. The parties have executed this Agreement as of this 2nd day of April, 1998.

                             The SABRE Group, Inc.

/s/ F. William Guerin              /s/ Renee E. Alexander
---------------------              ----------------------
(Signature)                        (Signature)

Bill Guerin                        Renee Alexander

President, Orbit Network Inc.      Manager, SABRE Extension Program

March 5, 1998                      4/2/98
---------------------              ----------------------

(Date)                             (Date)